EXHIBIT 12(c)


                      (Letterhead of Dorsey & Whitney LLP)



                                November 21, 1997

First American Strategy Funds, Inc.
c/o SEI Corporation
Oaks, Pennsylvania 19456

Qualivest Funds
3435 Stelzer Road
Columbus, Ohio 43219

Ladies and Gentlemen:

                  We have acted as counsel to First American Strategy Funds, Inc. ("FASF") in connection with the proposed acquisition of all of the assets and all of the liabilities of Allocated Conservative Fund (the "Acquired Fund"), a separately managed series of Qualivest Funds, by Strategy Income Fund (the "Acquiring Fund"), a separately managed series of FASF, pursuant to an Agreement and Plan of Reorganization dated as of Sepember 30, 1997, by and between the Acquired Fund and the Acquiring Fund (the "Agreement").

                  FASF has asked us to render to it and to Qualivest Funds our opinion concerning certain federal income tax consequences of the exchange of Acquiring Fund Shares for the assets and liabilities of the Acquired Fund and the distribution of such shares to Acquired Fund Shareholders upon liquidation of the Acquired Fund, all pursuant to the Agreement (the "Reorganization"). In this regard we have examined (1) the Agreement, (2) the Registration Statement on Form N-14 (including, but not limited to, the Prospectus and Proxy Statement included therein) filed with the Securities and Exchange Commission on or about August 8, 1997, and such other documents and records as we consider necessary in order to render this opinion. Unless otherwise provided herein, capitalized terms used in this opinion shall have the same meaning as set forth in the Prospectus and Proxy Statement or the Agreement, as the case may be.

                  Pursuant to the Agreement, all of the assets and all of the liabilities of the Acquired Fund as of the Effective Time will be exchanged for that number of

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November 21, 1997
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Acquiring Fund Shares equal to the value of the assets, net of liabilities, of the Acquired Fund at the Effective Time. All Acquiring Fund Shares then held by the Acquired Fund, representing all of the assets of the Acquired Fund, will be distributed to Acquired Fund Shareholders pursuant to the Agreement (which includes the cancellation and retirement of all Acquired Fund Shares). In the distribution, each Acquired Fund Shareholder will receive Acquiring Fund Shares of the same class that he or she held in the Acquiring Fund, with a net asset value equal at the Effective Time to the net asset value of the shareholder's Acquired Fund Shares as of such time.

                  The acquisition of all of the assets and all of the liabilities of the Acquired Fund by the Acquiring Fund is being undertaken because the Board of Trustees of the Qualivest Funds has determined that the Reorganization will provide certain benefits to the Acquired Fund and is in the best interests of the Acquired Fund and its shareholders. In approving the Reorganization, the Board considered, among other things, the following factors:
(i) the investment management capabilities of U.S. Bank National Association, adviser to the Acquired Fund and the Acquiring Fund ("USBNA"); (ii) the similarity of the distribution channels used by the FASF funds and Qualivest Funds; (iii) the investment advisory and other fees paid by the Acquiring Fund, and the historical and projected expense ratios of the Acquiring Fund as compared to those of the Acquired Fund; (iv) the expected cost savings for the Acquired Fund as a result of the Reorganization; (v) the investment objectives, policies and limitations of the Acquiring Fund and their relative compatibility with those of the Acquired Fund; (vi) the historical investment performance records of the Acquiring Fund and the Acquired Fund; (vii) the terms and conditions of the Reorganization Agreement, including those provisions that were intended to avoid dilution of the interests of the Acquired Fund's shareholders;
(viii) the sales loads applicable to the Acquiring Fund as compared to the sales loads applicable to the Acquired Fund; and (ix) the greater number of investment portfolio options that would be available to shareholders after the Reorganization.

                  Our opinion is based upon existing law and currently applicable Treasury Regulations, currently published administrative positions of the Internal Revenue Service contained in Revenue Rulings and Revenue Procedures and judicial decisions, all of which are subject to change prospectively and retroactively. It is not a guarantee of the current status of the law and should not be accepted as a guarantee that a court of law or an administrative agency will concur in the opinion.

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November 21, 1997
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                  Based on the Agreement, the other documents referred to
herein, the facts and assumptions stated above, as well as representations made by FASF in a Certificate dated November 21, 1997, representations made by the Qualivest Funds in a Certificate dated November 21, 1997, representations made by USBNA in a Certificate dated November 21, 1997, the provisions of the Code and judicial and administrative interpretations as in existence on the date hereof, it is our opinion that the Reorganization will constitute a reorganization within the meaning of Section 368(a)(1)(C) of the Code, and that the Acquiring Fund and the Acquired Fund will each be a party to the reorganization within the meaning of Section 368(b) of the Code.

                  On the basis of the foregoing opinion that the Reorganization will constitute a reorganization within the meaning of Section 368 of the Code, it is further our opinion that:

                  (i) Acquired Fund shareholders will recognize no income, gain or loss upon receipt, pursuant to the Reorganization, of Acquiring Fund Shares. Acquired Fund shareholders subject to taxation will recognize income upon receipt of any net investment income or net capital gains of the Acquired Fund which are distributed by the Acquired Fund prior to the Effective Time;

                  (ii) the tax basis of Acquiring Fund Shares received by each Acquired Fund shareholder pursuant to the Reorganization will be equal to the tax basis of the Acquired Fund shares exchanged therefor;

                  (iii) the holding period of the Acquiring Fund shares received by each Acquired Fund shareholder pursuant to the Reorganization will include the period during which the Acquired Fund shareholder held the Acquired Fund shares exchanged therefor, provided that the Acquired Fund shares were held as a capital asset at the Effective Time;

                  (iv) the Acquired Fund will recognize no income, gain or loss by reason of the Reorganization;

                  (v) the Acquiring Fund will recognize no income, gain or loss by reason of the Reorganization;

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November 21, 1997
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                  (vi)     the tax basis of the assets received by the Acquiring
                           Fund pursuant to the Reorganization will be the same as the basis of those assets in the hands of the Acquired Fund as of the Effective Time;

                  (vii) the holding period of the assets received by the Acquiring Fund pursuant to the Reorganization will include the period during which such assets were held by the Acquired Fund, provided that the Acquired Fund held such assets as capital assets as of the Effective Time; and

                  (viii) the Acquiring Fund will succeed to and take into account the earnings and profits, or deficit in earning and profits, of the Acquired Fund as of the Effective Time.

                  The foregoing opinion is being furnished to FASF and Qualivest Funds solely for their benefit in connection with the Reorganization and may not be relied upon by, nor may copies be delivered to, any person without our prior written consent. Our opinion is limited to the matters expressly addressed in the eight (8) numbered paragraphs above. No opinion is expressed and none should be inferred as to any other matter.

                  We consent to the filing of this opinion as an exhibit to the above-referenced Registration Statement on Form N-14 and to the reference to this firm under the caption "Information Relating to the Proposed Reorganization -- Federal Income Tax Consequences" in the Prospectus/Proxy Statement included in Part A of said Registration Statement.

                                           Very truly yours,

                                           /s/ Dorsey & Whitney LLP